NEWS RELEASE

OTCBB: TXLA

DRILLING TO COMMENCE ON TEXOLA ENERGY’S CHINCHAGA PROSPECT IN NORTHERN ALBERTA

VANCOUVER, B.C., November 23, 2006 -- Texola Energy Corp. (‘Texola’ or the ‘Company’) (OTCBB: TXLA) is pleased to announce that it has been advised by Tasman Exploration Ltd., the Operator on the Company’s Chinchaga Suncor Gas Prospect, Alberta, Canada, that it has signed a drilling contract for the resumption of drilling on its first well location, and has also reserved the drilling rig for two additional wells. The initial well will be drilled to a depth of 2,725 meters to evaluate the Slave Point gas potential pursuant to a Farmout and Option Agreement dated March 7, 2006 with the Company, Suncor Energy Inc. and others. The Chinchaga exploration wells are in a winter only location. The first well was initially spudded March 2006 but drilling was suspended due to the approach of spring break-up.

Tasman has further advised that they have started road and access preparations for the well site and expect to commence drilling operations as early as December 15, 2006.

The Chinchaga prospect is a farm-in with Suncor Energy Inc. where Texola and partners can earn a 100% working interest in approximately 18,000 acres of leases owned by Suncor. The leases are south of the Hamburg field and are flanked by the Cranberry and Ladyfern fields. Texola and partners will earn a 100% interest in the first 7,000 acres by drilling the first well and will have the option to earn the remaining acreage by drilling a second well in 2007. Suncor will retain a 12.5% gross overriding royalty on the lands.

Chinchaga, Alberta is known for some of North America’s most prolific gas fields, the most prominent being the 450 BCF Cranberry field, the 430 BCF Hamburg field and more recently the 450 BCF Ladyfern field. These fields all produce from the upper Devonian Slave Point formation where the leached and fractured limestone provides a highly permeable and porous reservoir capable of producing more than 50 million cubic feet of gas per day during their first year of production. The entire Slave Point formation in north-central Alberta and British Columbia is estimated to contain 7 TCF gas in place.

The high carbonate content of the off-bank strata at Ladyfern previously made seismic imaging of the Slave point formation in similar areas virtually impossible prior to the 1990s. Since then, advances in 3D seismic, reprocessing of data and a new understanding of the area’s characteristics have opened a window of opportunity in the less densely drilled areas to the south of three previously mentioned gas fields.

Chinchaga is one of these very high quality prospects which was generated by Suncor Energy Inc. after a careful evaluation of geologic studies including sample work of virtually all offsetting wells, seismic modeling, reprocessing and reinterpretation, combined with a 3D seismic survey covering the leases.

We look forward to providing updates on this very exciting prospect once we are in receipt of the same.

About Texola Energy Corp.

Texola is an emerging, growth oil and gas exploration company focused on providing exceptional shareholder value and appreciation by finding, exploring and developing large scale, early stage oil and gas projects in North America.

To achieve this goal, the Company has recently undertaken various exploration initiatives, one of which is an early stage exploration prospect in Nevada, USA, and the second is located in Northern Alberta, Canada. Both of these projects offer the Company the potential to exploit and develop large, world-class reservoirs.

For further information contact:

Texola Energy Corp.

Investor Relations:

Gordon Nesbitt

North America Toll Free: 1-866-329-5488 / Email: info@texolaenergy.com

Notice Regarding Forward Looking Statements

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release and Texola assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although Texola believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in Texola’s periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.

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